CYTEC INDUSTRIES INC. AND SUBSIDIARIES    Exhibit 11(b)

                     Earnings Per Share Computations
        (Millions of Dollars or Shares, except per share amounts)





                                                   Three Months Ended
                                                     June 30, 1995
                                                                Fully
                                                Primary         Diluted


Net earnings                                       $22.6         $22.6

Preferred stock dividend requirements               (3.7)         (2.1)
                                                    ____          ____
Net earnings available for common stockholders     $18.9         $20.5
                                                    ____          ____
                                                    ____          ____
Weighted average number of shares of common
stock outstanding during the period exclusive of
the following:                                      39.0          39.0

Common Stock equivalents:
 Restricted stock                                     .3            .3
 Non qualified stock options                         1.2           1.2

Assumed conversion of Series B preferred stock         -          16.8
                                                    ____          ____
Adjusted weighted average number of shares of
common stock outstanding during the period          40.5          57.3
                                                    ____         _____
                                                    ____         _____

Earnings per share                                 $ .47        $  .36
                                                    ____         _____
                                                    ____         _____

See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share calculations.

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